Exhibit 10.1

DocuSign Envelope ID: 829BACAF-526B-4ADA-B275-F5A2290E1FFD

May 18, 2021

David Hallal

AlloVir, Inc.

139 Main Street

Suite 500

Cambridge, MA 02142

Dear David:

We are pleased to confirm the terms of your continued service on the Board of Directors (the “Board”) of Allovir, Inc. (the “Company”).

Beginning on May 17, 2021 (the “Effective Date”), you will no longer be employed as the Chief Executive Officer of the Company, and shall continue as the Executive Chairman of the Board. Your duties as the Executive Chairman of the Board shall include attending regularly scheduled and ad hoc meetings of the Board, participating in periodic update calls with the Company’s Chief Executive Officer and other members of the Board as needed, setting the Board calendar and participating in setting the Board agenda for Board meetings, and providing consultation and advice to the Company.

As a non-employee Director, you are eligible to receive cash and equity compensation in accordance with the Company’s Non-employee Director Compensation Policy, as may be amended by the Board from time to time.

All equity awards you have received from the Company to date shall continue to vest for so long as you remain on the Board and shall be governed by the terms of such awards’ applicable restricted stock agreements, restricted stock unit agreements, option agreements and plan documents, including, but not limited to, the Company’s 2018 Equity Incentive Plan and the 2020 Stock Option and Grant Plan (collectively, and as any may be amended, the “Equity Documents”). Notwithstanding the provisions in the Equity Documents, in the event of a Sale Event (as that term is defined in the 2020 Stock Option and Grant Plan), all unvested equity shall vest upon the closing of such a Sale Event.

You agree that this transition to serve only as the Executive Chairman of the Board will be treated as your voluntary resignation as an employee of the Company and that, upon the Effective Date, your employment will end and the Amended and Restated Executive Employment Agreement dated October 2, 2019 (the

“Employment Agreement”) will terminate and be of no further force or effect. For the avoidance of doubt, you will be paid for any accrued but unpaid base salary through the Effective Date. This Agreement shall automatically terminate on such date you are no longer serving on the Board.

DocuSign Envelope ID: 829BACAF-526B-4ADA-B275-F5A2290E1FFD

You hereby agree and reaffirm your obligations under the Restrictive Covenants Agreement attached to your Employment Agreement as Exhibit A (the “Restrictive Covenants Agreement”), which remains in full force and effect.

This letter agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.

The Board looks forward to your continued leadership during this exciting time for the Company.

Sincerely,

ALLOVIR, INC.

/s/ Diana Brainard

____________________________________

By: Diana Brainard

Title: Chief Executive Officer, AlloVir

The foregoing is agreed to and accepted by:

/s/ David Hallal 5/28/2021

____________________________________ ____________________________________

David Hallal Date